2CE Putnam International Value Fund semi annual report
12/31/17

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,521
Class B		5
Class C		23
Class M		17

72DD2 (000s omitted)

Class R		24
Class R6       64
Class Y		114

73A1

Class A		0.135
Class B		0.027
Class C		0.044
Class M		0.082

73A2

Class R		0.122
Class R6       0.188
Class Y		0.167

74U1 (000s omitted)

Class A		11,356
Class B		168
Class C		529
Class M		204

74U2 (000s omitted)

Class R		199
Class R6       341
Class Y        710

74V1

Class A		12.21
Class B		12.24
Class C		12.15
Class M		12.25

74V2

Class R		12.07
Class R6       12.24
Class Y		12.20

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information about Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.